    Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of March 24, 2022, LegalZoom.com, Inc. has one class of securities, Common Stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of Delaware General Corporation Law, for additional information.
Authorized Capital Shares
Our authorized capital shares consist of 1,000,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 100,000,000 shares of series preferred stock, $0.001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and non assessable.
Our Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.
Voting Rights
Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon pursuant to law or the Certificate of Incorporation. Stockholders may not act by written consent and there is no provision for cumulative voting for matters to be voted on by stockholders of the Corporation. In addition, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified Board of Directors, the size of our Board of Directors, removal of directors, director liability, vacancies on our Board of Directors, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Board of Directors
Our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Dividend and Liquidation Rights
Subject to preferences that may apply to any outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably any dividends that our Board of Directors may declare out of funds legally available for that purpose on a non-cumulative basis.
In the event of liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Delaware General Corporation Law Section 203
We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless certain conditions are satisfied. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Exclusive Jurisdiction
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for certain claims or causes of action under Delaware statutory or common law. This provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
In addition, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. This provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act.
Listing
The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “LZ.”